                                                                  EXHIBIT 4.8(a)

                                 June 17, 1998


Wells Fargo Bank, National Association
Commercial Banking Division
P.O. Box 11007
Reno, Nevada 89520
Attention:  Joseph Brady,
Senior Vice President

     RE:  EMPRESS ENTERTAINMENT, INC.,
          EMPRESS CASINO HAMMOND CORPORATION, AND
          EMPRESS CASINO JOLIET CORPORATION
          SENIOR CREDIT FACILITY

Ladies & Gentlemen:

     This letter agreement shall confirm our understanding with respect to certain matters relating to the closing (the "Closing") of the Credit Agreement (the "Credit Agreement") among Wells Fargo Bank, National Association (the "Agent Bank"), Empress Entertainment, Inc. (the "Company"), Empress Casino Joliet Corporation ("Empress Joliet") and Empress Casino Hammond Corporation ("Empress Hammond," and together with the Company and Empress Joliet, the "Borrowers") on June 18, 1998, pursuant to which the Agent Bank intends to provide the Borrowers with a $100.0 million senior secured revolving credit facility. Terms not otherwise defined in this letter agreement shall have the meanings assigned to them in the Credit Agreement.

     To facilitate the timely recordation of certain of the ECHC Security Documents, including the ECHC Mortgage, the ECHC Assignment of Permits, Licenses and Contracts, the ECHC Assignment of Spaceleases, Contracts, Rents and Revenues, the ECHC Ship Mortgage and the ECHC Financing Statements (collectively, the "ECHC Recorded Documents"), the Company and Empress Hammond have delivered to the Agent Bank in advance of the Closing, and the Agent Bank has recorded, the ECHC Recorded Documents. The Agent Bank and the Borrowers hereby agree that:

     1. All of the Loan Documents have been dated as of June 17, 1998 to facilitate the filing and recordation of the ECHC Recorded Documents. The operative provisions of the Loan Documents shall take effect, and the Closing of the transactions contemplated by the Loan Documents shall be deemed to have occurred, on June 18, 1998.

                                                      Wells Fargo Bank
                                                      2
                                                      June 17, 1998


     2. In the even the Closing does not occur by 6:00 p.m. Central Standard Time on June 18, 1998, the Agent Bank shall immediately prepare, execute and deliver to the Borrowers such termination statements and releases as are reasonably necessary to release all security interests reflected by the ECHC Recorded Documents.

     Please signify the Agent Bank's agreement with the foregoing by its authorized signature below.

                                   EMPRESS ENTERTAINMENT, INC.



                                   /s/ John Costello
                                   --------------------------------
                                   John G. Costello, Vice President, Chief
                                   Financial Officer


                                   EMPRESS CASINO HAMMOND CORPORATION

                                   /s/ John Costello
                                   --------------------------------
                                   John G. Costello, Vice President, Chief
                                   Financial Officer

                                   EMPRESS CASINO JOLIET CORPORATION


                                   /s/ John Costello
                                   --------------------------------
                                   John G. Costello, Vice President, Chief
                                   Financial Officer


ACKNOWLEDGED AND AGREED:
-----------------------

WELLS FARGO BANK, NATIONAL
ASSOCIATION

/s/ Joseph Brady
_________________________________
Joseph Brady, Senior Vice President